Exhibit 10.13

OMADA HEALTH, INC.

500 SANSOME ST., SUITE 200

SAN FRANCISCO, CA 94111

(888) 987-8337

June 10, 2021

Steve Cook

Re: Offer of Employment by Omada Health, Inc.

Dear Steve,

I am very pleased to confirm our offer to you of employment with Omada Health, Inc. (the “Company”). You will report to Sean Duffy, Chief Executive Officer, in the position of Chief

Financial Officer. The terms of our offer and the benefits currently provided by the Company are as follows:

1.	Cash Compensation.

a.	Starting Salary. Your starting salary will be $380,000 per year and will be subject to periodic review. You will be an exempt employee and will not be eligible for overtime pay.

b.

Annual Cash Bonus. You will be eligible to participate in the Company’s annual cash bonus plan with a target amount equal to $38,000 for calendar year 2021. Payments under the cash bonus plan are based on Company and your individual performance goals, as determined by the Company, and the Company shall have sole discretion in determining whether performance goals have been achieved and the amount of such bonus. To be eligible to receive any bonus, you must be employed by the Company on the date that bonuses are granted; which will be no later than March 15 of the year following the applicable bonus measurement year. The Company reserves the right to change, modify, or terminate the cash bonus plan or any of the terms or conditions of the cash bonus plan, in its sole discretion, provided that any change will be prospective and will not result in a forfeiture of earned compensation. The fact that you are eligible for a bonus in a particular year does not guarantee that you will be eligible for a bonus in any following year. Notwithstanding the foregoing, with respect to your bonus for calendar year 2022, your target amount shall be equal to 20% of your base salary and in no event shall you receive less than such target amount for your service in 2022, provided you are employed on the date of payment of such bonus.

c.

Sign-on Bonus. We are pleased to offer you a signing bonus of $80,000. This bonus will be paid in one lump sum in a separate check on the next regularly scheduled pay date after you start employment with the Company. The signing bonus is subject to all regular payroll taxes. In the event that you voluntarily choose to leave the Company or your employment with the Company is terminated for Cause (as defined in the Acceleration Policy, as defined below), in each case within 12 months of your date of hire, you will be responsible for reimbursing the Company for the entire signing bonus. By your signature on this employment agreement, you authorize the Company to withhold this amount $80,000, or a reasonable installment of such amount, from any final payments you receive upon your resignation or termination from employment.

d.	Pay Days. The Company’s payroll schedule is bi-weekly, with pay dates occurring every two weeks.

2.

Annual Equity Bonus. In addition, you will be eligible to receive, based on Company (100%) performance goals to be determined by the Company in its sole discretion, an annual target bonus consisting of a stock option grant of up to 22,000 shares of common stock for calendar year 2021. The Company will notify you of the number of stock options subject to this annual target bonus in writing once confirmed by the Company. The Company shall have sole discretion in determining whether performance goals have been achieved and the amount of such bonus. To be eligible to receive any bonus, you must be employed by the Company on the date that bonuses are granted; which will be no later than March 15 of the year following the applicable bonus measurement year. The stock options awarded, if any, will be subject to approval by the Company’s Board of Directors, and will be subject to the terms and conditions of the Company’s 2011 Stock Plan and applicable equity agreements. The Company reserves the right to change, modify, or terminate the bonus or any of the terms or conditions of the bonus, in its sole discretion, provided that any change will be prospective and will not result in a forfeiture of earned compensation. The fact that you are eligible for a bonus in a particular year does not guarantee that you will be eligible for a bonus in any following year.

3.	Benefits. In addition, you will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time.

The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment.

4.

Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

5.

No Breach of Obligations to Prior Employers. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan (as defined below) and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

6.

Options. We will recommend to the Board of Directors of the Company that you be granted the opportunity to purchase up to eight hundred seventy-five thousand (875,000) shares of Common Stock of the Company (the “Initial Option”) under our 2011 Equity Incentive Plan (the “Plan”) at the fair market value of the Company’s Common Stock, as determined by the Board of Directors on the date the Board approves such grant. The shares you will be given the opportunity to purchase will vest at the rate of twenty-five percent (25%) at the end of your first anniversary with the Company, and the balance of the shares subject to the Initial Option will vest in equal monthly installments over the next thirty-six (36) months of continuous service, so long as you remain employed by the Company.

In addition to and concurrent with the grant of the Initial Option, we will recommend to the Board of Directors of the Company that you be granted the opportunity to purchase up to one hundred twenty-five thousand (125,000) shares of Common Stock of the Company (the “Second Option,” and, together with the Initial Option, the “Options”) under the Plan at the fair market value of the Company’s Common Stock, as determined by the Board of Directors on the date the Board approves such grant. The Second Option shall not vest or become exercisable until the initial closing of a Qualifying Financing (as defined below) that occurs on or before June 30, 2022. In the event the initial closing of a Qualified Financing does not occur on or before June 30, 2022, then the Second Option shall terminate and cease to be outstanding as of June 30, 2022 for no consideration. In the event the initial closing of a Qualified Financing timely occurs, then the shares subject to the Second Option vest at the same rate as the Initial Option, so long as you remain employed by the Company. Notwithstanding the below double trigger acceleration, in the event that the Company is a party to a merger or consolidation, or in the event of a sale of all or substantially all of the Company’s stock or assets prior to the initial closing of a Qualified Financing, then immediately prior to the Corporate Transaction the Second Option automatically shall be forfeited and terminated for no consideration (and shall not become exercisable).

Notwithstanding the above, your outstanding equity awards, including, without limitation, the Options (except as provided above with respect to the Second Option), will be subject to acceleration under the Company’s Double-Trigger Acceleration Policy, or any successor thereto, as it may be amended and/or restated, and to the extent in effect and applicable to you, from time to time (“Acceleration Policy”). The Company reserves the right to amend, modify and/or terminate the Acceleration Policy at any time, provided that the Company will notify you in writing of any changes to the Acceleration Policy that affect you and/or any changes in your eligibility to participate in the Acceleration Policy after the commencement of your employment with the Company.

However, the grant of the Options by the Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Plan and any specific option grant(s) to you will be provided upon approval of such grant by the Company’s Board of Directors. For purposes hereof, a “Qualified Financing” shall mean the first single transaction or investment principally for financing purposes that closes after the date you commence employment with the Company that results in an amount received by the Company of no less than $100,000,000 that must be achieved by June 30, 2022.

7.

At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

8.

Compliance with Law. During your employment, you are responsible for remaining in full compliance with applicable laws, rules and regulations that are applicable to your employment, and a failure to remain in legal compliance may adversely impact your employment with the Company.

9.

Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

10.

Arbitration and Class Action Waiver. You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision (collectively, “Arbitrable Claims”) except that: (i) each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information; (ii) all claims that may not be arbitrated under applicable state law, to the extent that such law has not been preempted or ruled unenforceable by a court of competent jurisdiction, may be pursued in any appropriate forum, including court; and (iii) representative claims under state or local Private Attorneys General Act (PAGA) statutes or similar laws may be pursued in any appropriate forum, if required by applicable law. To the fullest extent permitted by law, you and the Company agree that no class or collective actions can be asserted in arbitration or otherwise. All claims in arbitration must be brought solely in your or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding. Nothing in this Arbitration and Class Action Waiver section, however, restricts your right, if any, to file in court a representative action where, as a matter of law, the parties may not restrict the ability to file such claims.

SUBJECT TO THE ABOVE, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. THE PARTIES FURTHER WAIVE ANY RIGHTS THEY MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY CLAIMS BETWEEN THEM.

This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict your ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of Arbitrable Claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, upon request the Company will provide you with a hard copy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

11.

Background Check. This offer is contingent upon a satisfactory verification of criminal, education, driving, and/or employment background and Medicare and similar federal and state exclusion databases. This offer can be rescinded based upon data received in the verification.

12.

Entire Agreement. This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

13.

Acceptance. This offer will remain open until June 16, 2021. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to contact me.

14.	Notice of Pay Rate. If required by applicable law, your new hire Notice of Pay Rate is either attached or will be provided on your first day of employment.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Sean Duffy

Sean Duffy, CEO

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my offer of employment except as specifically set forth herein.

Employee Signature:	/s/ Steve Cook
Employee Name:	Steve Cook

Date Signed:	6/16/2021

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